Exhibit 99.1

FOR IMMEDIATE RELEASE

Loudeye Announces First Quarter 2004 Results

Company completes strategic acquisition, strengthens management team and balance sheet, and expects improved results for the remainder of 2004

Seattle, WA – April 29, 2004 - Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced financial results for the quarter ended March 31, 2004.

First Quarter 2004 Financial Results

•	Net Loss. GAAP net loss narrowed to $2.8 million or $0.04 per share, an improvement from the net loss of $13.1 million or $0.28 per share in the prior year quarter. Pro forma net loss narrowed to $2.6 million or $0.04 per share, an improvement from the pro forma net loss of $4.1 million or $0.09 per share in the prior year quarter.

•	Revenues. Revenues decreased to $1.9 million from $3.3 million in the prior year quarter.

•	Gross Profit. Gross profit as a percentage of revenues increased to 30%, an improvement from 23% in the prior year quarter.

•	Operating Expenses. Operating expenses decreased to $3.4 million, from $13.9 million in the prior year quarter.

•	Cash and Investments. Cash, short-term investments and restricted investments increased to $34.8 million as of March 31, 2004, up from $22.3 million as of December 31, 2003.

Loudeye’s first quarter 2004 revenues were $1.9 million, compared to $3.3 million in the prior year quarter. The reduction in revenues in the quarter is primarily attributable to a decrease in the Company’s webcasting business resulting from a restructuring in 2003 (decrease of $1.2 million), and the sale of the Company’s media restoration subsidiary in January 2004 (decrease of $0.6 million), partially offset by the acquisition of Overpeer in March 2004

(increase of $0.2 million) and other increases in its digital media services business (increase of $0.2 million).

The Company’s first quarter gross profit as a percentage of revenues was 30%, compared to 23% in the prior year quarter, principally due to restructuring activities and other cost management initiatives.

The Company reported a net loss in accordance with generally accepted accounting principles (GAAP) of $2.8 million or $0.04 per share in the first quarter of 2004, compared to a GAAP net loss of $13.1 million or $0.28 per share in the prior year quarter.

Pro forma net loss was $2.6 million or $0.04 per share in the first quarter of 2004, compared to pro forma net losses of $4.1 million or $0.09 per share in the prior year quarter. Pro forma net loss excludes charges related to the amortization of intangible and other assets, stock-based compensation, and special charges. A reconciliation of Loudeye’s GAAP financial results with its pro forma financial results is set forth below after the accompanying condensed consolidated statements of operations.

The Company reported $34.8 million in cash, short-term investments and restricted investments as of March 31, 2004, compared to $22.3 million at December 31, 2003. The increase in the first quarter of 2004 primarily reflects funding from the Company’s equity financing round completed in February 2004, partially offset by cash used in operations, payments of accrued special charges, debt reductions and increased capital investment made during the quarter to upgrade and enhance the Company’s infrastructure to support future opportunities in the digital media industry.

These results are preliminary and may be subject to change based upon finalization of the accounting for the Overpeer acquisition and the sale of the Company’s media restoration subsidiary and preparation and filing of the Company’s Form 10-Q.

Recent Operating Highlights

During the first quarter, Loudeye expanded its capabilities with a strategic acquisition, made key management hires, and strengthened its balance sheet from a private placement of common stock. Recent highlights include:

•	Closing on the acquisition of Overpeer Inc., a leading provider of digital media data mining, anti-piracy and promotional solutions. Following the acquisition, Loudeye made significant investments in the Overpeer service line including doubling its capacity, expanding capabilities, and adding dedicated sales staff;

•	Expanding the management team with the hiring of Larry Madden, executive vice president and chief financial officer and Bill Fasig, executive vice president of business development, sales and marketing;

•	Completing a $20 million equity fund raising round, including participation from institutional and strategic investors;

•	Selling the Company’s Vidipax subsidiary, to increase focus on digital media services;

•	Upgrading Loudeye’s Media Operations Center, including increasing the archive storage, throughput and encoding capacities;

•	Launching IndieSource, an extension of Loudeye’s music label program enabling companies building a digital music business to license hundreds of thousands of non-major label, independent music tracks from around the world through a single program. Loudeye has already signed several independent labels to the program, including Saregama, India’s largest music company;

•	Building a complete solution for Universal Music Publishing Group’s SYNCHExpress.com Website; and

•	Powering the first Web-enabled and wireless in-store media kiosks with enhanced features and digital media content.

“This quarter’s results were directly in line with our expectations. During the first quarter we made significant investments across all areas of our business, from establishing important strategic relationships and adding experienced executive staff to advancing our digital media production capacity and furthering our product and service development,” said Jeff Cavins, Loudeye’s president and chief executive officer. “I anticipate these achievements will help set the stage for future customer wins by aligning our digital media solutions with the core challenges facing customers and increasing the overall value we bring to current and future partners. Additionally, the acquisition of Overpeer provides significant opportunity for our solutions and technical assets to play a role in shaping how new markets, including music, film, television, software and interactive gaming, enter the digital age.”

“We are optimistic about the growth prospects in 2004 provided by our expanding digital supply chain solution and the growing legitimate channel for digital music content across many connected devices and network protocols,” continued Cavins. “Beginning next quarter, we expect improving in results for the remainder of 2004 as we deliver upon the opportunities in front of us.”

First Quarter 2004 Webcast Information

Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results in the quarter and end the call with a question and answer session. Management will also provide a slide presentation to accompany its statements, available in conjunction with the audio webcast. Information regarding the first quarter 2004 results webcast and slide presentation is as follows:

Date:	Thursday, April 29, 2004

Time:	5:00 p.m. EDT / 2:00 p.m. PDT

Audio Webcast:	5:00 p.m. EDT / 2:00 p.m. PDT; live and archived; Webcast from http://www.loudeye.com/common/aboutus/investorrelations/earningscalls.asp

Slide Presentation:	Participants accessing the audio webcast will be able to view an accompanying management slide presentation synchronized with the audio webcast.

About Loudeye Corp.

Loudeye is a worldwide leader in business-to-business digital media solutions and an outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive and industry leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

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Contacts:

Media/press contact: Karen Demarco, mPRm Public Relations, 323-933-3399,
kdemarco@mprm.com
Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

Forward Looking Statements

This press release contains forward-looking information within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about growth, our expanding customer base, and increased focus on sales and other factors. Our forward-looking statements are based on currently available information, which management has assessed, but which is subject to rapid change due to risks and uncertainties that affect our business, including limited visibility of future demand for our products and services; current uncertainties in our marketplace which may affect expected demand, customer selection criteria and sales cycles; variability in the amount and timing of expenses and cash usage; negative macroeconomic conditions; increased competition; adverse developments in any material customer or copyright holder relationships; ability to acquire and maintain copyright licensing agreements; uncertainty involving intellectual property rights involved with the reproduction and online distribution of digital media; the loss of service of our hosting infrastructure, including the failure of third party service providers; our ability to retain key personnel; and other factors beyond our control. Our forward-looking statements should be considered in the context of these and other risk factors disclosed from time to time in the company’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly filings on Form 10-Q (available through EDGAR at www.sec.gov). We assume no obligation to update our forward-looking statements.

Use of Non-GAAP Financial Information

The press release and webcast contain financial metrics that are not based on accounting principals generally accepted in the United States (“GAAP”). To supplement our consolidated financial statements presented on a GAAP basis, we have included non-GAAP “pro forma” measures of operating results which excludes certain costs and expenses. The pro-forma net loss and pro forma net loss per share presented in the press release and webcast exclude charges for amortization of intangible and other assets, stock-based compensation, and special charges. Included in the press release is a reconciliation of the non-GAAP financial measures to our GAAP financial results. As described further below, we believe the pro forma presentation enhances an overall understanding of our financial performance, and is used by management for that purpose.

Although management believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures are inherently limited in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of our recorded costs against our revenues. Management compensates for these limitations in non-GAAP results by also evaluating the company’s performance based on traditional GAAP financial measures. Accordingly, investors should consider these pro forma results together with GAAP results, rather than as an alternative to GAAP basis financial measures. Additional details regarding these items are included in the Company’s form 8-K furnished to the SEC concurrently with this press release.

Financial Tables Follow

LOUDEYE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2004	2003
REVENUES	$1,896	$3,310
COST OF REVENUES
Other cost of revenues	1,020	2,325
Depreciation	292	216
Non-cash stock-based compensation	19	4

Total cost of revenues	1,331	2,545
Gross profit	565	765
Gross profit percent	30%	23%
OPERATING EXPENSES
Research and development	585	577
Sales and marketing	634	1,547
General and administrative	1,916	2,681
Depreciation	50	72
Amortization of intangibles and other assets	140	525
Stock-based compensation	122	38
Special charges	(50)	8,437

Total operating expenses	3,397	13,877

OPERATING LOSS	(2,832)	(13,112)
OTHER INCOME (EXPENSE), net	11	53

Net loss	$(2,821)	$(13,059)

Basic and diluted net loss per share	$(0.04)	$(0.28)

Weighted average shares - basic and diluted	63,286	46,487

NON-GAAP PRO FORMA INFORMATION:
Net loss	$(2,821)	$(13,059)
Adjustments to reconcile GAAP net loss to pro forma net loss:
Amortization of intangibles and other assets	140	525
Stock-based compensation	141	42
Special charges	(50)	8,437

Pro forma net loss	$(2,590)	$(4,055)

Basic and diluted pro forma net loss per share	$(0.04)	$(0.09)

Weighted average shares - basic and diluted	63,286	46,487

LOUDEYE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and short-term investments	$34,462	$21,940
Accounts receivable, net	1,776	1,781
Prepaid expenses and other current assets	574	345
Assets transferred under contractual arrangement	308	363

Total current assets	37,120	24,429
Restricted investments	316	316
Property and equipment, net	2,876	1,123
Goodwill	2,434	—
Intangible assets, net	1,389	86
Other assets, net	281	360
Assets transferred under contractual arrangement	731	730

Total assets	$45,147	$27,044

LIABILITIES
Current liabilities:
Accounts payable	$1,611	$1,229
Line of credit	—	1,285
Accrued compensation and benefits	321	378
Other accrued expenses	1,233	1,155
Accrued special charges	521	1,670
Deferred revenue	718	485
Current portion of long-term debt and capital leases	1,323	1,348
Liabilities transferred under contractual arrangement	86	98

Total current liabilities	5,813	7,648
Deferred revenue	78	228
Long-term debt and capital leases, net of current portion	1,843	2,135

Total liabilities	7,734	10,011
STOCKHOLDERS’ EQUITY	37,413	17,033

Total liabilities and stockholders’ equity	$45,147	$27,044